EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of VeriTeQ Corporation and subsidiaries (the “Company”) on Form S-8 (Nos. 333-11294, 333-31696, 333-38420, 333-39553, 333-48364, 333-88421, 333-92327, 333-93117, 333-106742, 333-118776, 333-121123, 333-123738, 333-126229, 333-148958, 333-162535 and 333-168216) of our report dated April 15, 2014, except for Notes 5, 6 and 14 as to which the date is August 19, 2014 relating to our audits of the consolidated financial statements of VeriTeQ Corporation and subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2013. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York

August 19, 2014